EXHIBIT 1

Joint Filing Agreement

The undersigned hereby agree that any statement on Schedule 13G to be filed with the Securities and Exchange Commission by any of the undersigned, including any amendments thereto, with respect to the securities of First Choice Healthcare Solutions, Inc. may be filed by any of the undersigned as a joint filing on behalf of all of the undersigned.

This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

DATED: July 7, 2016

Fuse Capital LLC

By	/s/ Mark Burnett
Name: Mark Burnett
Title: Managing Member

Jennifer Burnett

/s/ Jennifer Burnett

Mark Burnett

/s/ Marl Burnett